Exhibit 14.03 CODE OF CONDUCT

A MESSAGE At Steve Madden, we believe that our success is defined not only FROM OUR CEO by making great products and delivering strong financial results, but also by making a positive impact on the lives of our associates and the communities in which we live and work. Our culture is shaped by our core values – Individuality, Teamwork, Respect, Passion and Responsibility – and this Code of Conduct is designed to reinforce those core values and guide us in making the right decisions. Take the time to read it, be familiar with it and commit to use it in everyday business decisions. If you still have questions, do not hesitate to reach out to one of our leaders or the other resources listed in this Code. By adhering to this Code, we live up to Steve Madden’s core values and fulfill our commitment to our shareholders, customers, employees and business partners worldwide. Ed Rosenfeld CEO and Chairman of the Board of Directors Steve Madden I Code of Conduct 1

CONTENT SUMMARY Section Page Core Values 3 Our Code: Understanding Responsibilities, Asking Questions & Reporting Violations, Employee Hotline, No Retaliation 4 Our Team, Our Family: Our Culture & How We Treat Each Other, Diversity, Inclusion & Equal Opportunity, Discrimination & Harassment, Health & Safety, Safe Work Environment 6 Our Shareholders & Company: Avoiding Conflicts of Interest, Confidentiality, Corporate Opportunities & Protecting Company Assets, Social Media, Maintaining Financial Integrity, Avoiding Insider Trading, Intellectual Property Rights, 9 Restricted Information, Gifts, Hospitality & Other Payments Our Business Partners: Unfair Advantage, Antitrust Laws & Competition, Global Trade Laws, Avoiding Bribery & Corruption, Foreign Corrupt Practices Act (FCPA) 13 Our Part in the Community: Social Responsibility, Environment, Commitment to Human Rights, Engaging in Political Activities, Communicating with the Public & Media 16 Enforcement the Code: Investigation & Response, No Retaliation, Waivers of the Code, 24/7 Whistleblower Hotline, Information Resources 18 Steve Madden I Code of Conduct 2

CORE VALUES VALUES Individuality Teamwork Respect Passion Responsibility Steve Madden I Code of Conduct 3

OUR CODE

OUR CODE Our Collective Responsibility – This Code applies to all officers, form and submitting it to any of the above. directors, and employees of the Company, as well as our subsidiaries worldwide and all of their respective employees. We are all required to act Report Potential Violations – You have the responsibility to immediately with integrity, raise awareness by asking questions, make appropriate report any actions or words of a manager, co-worker, vendor or other disclosures and bring any potential issues to the attention of our managers. individual that you believe to be in violation of this Code or any other The Company also expects everyone to comply with all other policies, applicable policy, procedure or law. Both a general complaint form and one procedures and laws that supplement this Code. specific to sexual harassment, discrimination and retaliation are available in the employee public folder and on your ADP dashboard at Special Responsibilities for Management – If you are a manager at the https://my.adp.com Company, you are expected to serve as a role model by always acting with integrity and respect toward all. You should always keep your “door open”, 24/7 Ethics & Compliance Employee Hotline – If there is ever anything regularly remind associates of their responsibility to comply with all you want to bring to our attention, you may do so by calling 1–877–446– Company policies and procedures, and seek help from the Legal 4612 ext. 10777. The Employee Hotline is free, confidential and available Department when needed. 24 hours a day to every Steve Madden employee around the world. Calls are reviewed daily. Open Door Policy – This Code cannot address every potential difficult situation that may arise in the workplace, nor is it a summary of all laws and No Retaliation – We strictly prohibit retaliation against any employee who policies that might apply to our business. Rather, it is intended to promote reports a suspected violation of this Code or any other policy, procedure, ethical behavior, highlight certain polices, and encourage us to law or other concern made in good faith, including, but not limited to, communicate openly whenever there is any doubt about the best course of harassment, intimidation, threats, coercion or discrimination. If you believe action. As such, we have an Open Door Policy to encourage you to seek you have been retaliated against, contact any of the reporting options listed answers to questions regarding Company policies, procedures or actions, in this Code. and to provide the opportunity to voice your concerns and offer suggestions. When faced with a difficult situation, you should promptly take the time to seek guidance by talking with your manager, reaching out to the Human Resources Department, contacting the Legal Department at GeneralCounsel@stevemadden.com, calling the Company’s 24/7 Ethics & Employee Hotline at 1–877–446–4612 ext. 10777 or filling out a complaint Steve Madden I Code of Conduct 5

OUR TEAM, OUR FAMILY

OUR TEAM, OUR FAMILY Steve Madden prides itself on the family-oriented culture and environment upon race, color, religion, ancestry, national origin, age, marital or veteran of the Company, and we believe our outstanding employees are critical to status, physical or mental disabilities, on-the-job injuries, sex, sexual our success. We also believe that we are all important, and all members of orientation, pregnancy or pregnancy-related condition, or any other legally the Steve Madden family deserve to be treated with dignity and respect. We protected characteristic or status. should all be honest with each other and share information willingly and transparently. You have the responsibility to immediately report any actions or words by a manager, co-worker, vendor or other individual that you believe to be Diversity – We embrace diversity and inclusion. We believe finding, discrimination and harassment. To report this type of behavior, please employing and retaining people from all backgrounds, ethnicities, genders, contact any of the reporting options listed in this Code. lifestyles and belief systems has been the cornerstone of meeting the needs of our diverse consumer base and building a global business. By Health & Safety – We strive to maintain a safe work environment for our embracing a diverse and inclusive workplace, we create a comprehensive employees and customers. You should comply with all federal, state and environment that offers all of us opportunities to succeed. We want all of local laws regarding safety in the workplace as well as all Company and our employees to be as successful as they can be and to reach their full safety procedures in our facilities. We believe that safety is “everyone’s potential no matter who they are, where they are from, or what they believe. responsibility” and is an important part of your job at the Company. Please consult with your manager and the Human Resources Department with Equal Opportunity – We treat all employees and applicants for respect to safety guidelines and procedures specific to your location. If you employment fairly, and we provide equal employment opportunities without become aware of any threat to the safety of yourself, a co-worker or to a regard to race, color, sex, religion, national origin, age, physical or mental worksite, you should immediately bring it to the attention of your manager disability, genetic disposition or carrier status, AIDS or HIV-positive status, or the Human Resources Department. veteran or military status, citizenship, sexual orientation, gender identity or perceived identity, marital status, familial status, pregnancy or pregnancy- related conditions, status as a victim of domestic violence, or any other characteristic protected by federal, state or local law. Discrimination & Harassment – We will not tolerate conduct that harasses, disrupts, or in any way interferes with another’s work performance or which creates an intimidating, offensive, or hostile work environment. We are committed to providing a working environment free from all forms of unlawful harassment and discrimination, whether based Steve Madden I Code of Conduct 7

OUR TEAM, OUR FAMILY (cont.) Substance Abuse – Steve Madden is a drug and alcohol free environment. The possession of weapons while on Company property is strictly All employees are expected to work free from the effects of drugs, alcohol, prohibited. Weapons include guns, knives, explosives and other items with or any other impairing substances. This includes the abuse of prescription the potential to inflict harm. drugs to the extent an employee’s performance is affected. If you observe or become aware of any person engaging in any of the The manufacture, distribution, dispensation, offer, sale, attempt to sell, above-listed actions or behaviors, you should immediately notify his or her and/or use and abuse of drugs or alcohol is strictly prohibited at work or on manager and the Human Resources Department. Company premises. We are here for you if you think you have a problem with drugs and/or alcohol. If you voluntarily seek to undertake rehabilitation, you may be granted an unpaid leave of absence for this purpose. It is your responsibility to seek help before the problem interferes with your job duties and/or threatens the safety of others. If you need assistance in seeking this type of help, you can talk to the Human Resource Department confidentially. You will not be discriminated against for undertaking rehabilitation. We reserve the right to determine whether reasonable suspicion exists for the purpose of requesting drug testing of an employee in order to insure safety in the workplace. Drug testing results will be kept confidential to the extent practicable and in accordance with governing law. Violence – We are committed to providing a safe, violence-free workplace, and believe that the prevention of violence is everyone’s responsibility. We have no tolerance for violence in the workplace and strictly prohibit employees, consultants, customers, visitors or anyone else on Company premises or engaging in a Company-related activity from behaving in a violent or threatening manner. Violence includes, but is not limited to, physical and verbal threats and intimidation, and will not be tolerated. Talking of or joking about violence will also not be tolerated. Steve Madden I Code of Conduct 8

OUR SHAREHOLDERS & COMPANY

OUR SHAREHOLDERS & COMPANY Our shareholders trust us to carry out our commitments, maintain accurate Confidentiality – One of the Company’s most valuable assets is financial information and continually improve our performance. information, and we have the responsibility to take reasonable measures to protect it. In carrying out the Company’s business, you may possess Avoiding Conflicts of Interest – We have an obligation to our confidential or proprietary information including, for example, any non-public shareholders and to each other to make objective business decisions that information concerning the Company, such as our business, financial are in the Company's best interest. A conflict of interest arises when an performance, business results or prospects, and any non-public information individual’s personal or professional interests interferes with, or appears to provided by a third party with the expectation or contractual agreement that interfere with, the interests of the Company. You should avoid any actions the information will be kept confidential and used solely for the business or relationships that create, or even appear to create, a conflict of interest. purpose for which is conveyed. For example, if you (or an immediate family member*) have a meaningful Appropriate steps must be taken to ensure proper and complete destruction financial interest in an organization that competes with the Company or of such information when it is determined to no longer be needed. work with the Company as a supplier, vendor or customer, you may feel pressured to favor the outside organization over the Company when If you suspect any inappropriate use or disclosure of confidential or making business decisions. These circumstances make it likely that an proprietary information, you should report it to your manager, the Legal actual or potential conflict of interest exists. Department or any other reporting option listed in this Code. Other examples of conflict of interest situations include working for a Corporate Opportunities & Protecting Company Assets – As competitor, supplier or customer of the Company, directing business to employees, we owe a duty to the Company to advance the Company's companies owned or managed by your immediate family members or close legitimate business interests when the opportunity to do so arises. In this personal friends, or holding a second job that interferes with your ability to regard, we all have a responsibility to protect all Company assets against do your job at the Company. If you become aware of a material transaction loss, theft, waste or misuse. Employees who engage in theft, fraud, or relationship that could reasonably be expected to give rise to a conflict of embezzlement or misappropriation of Company assets will be subject to interest, you should promptly discuss the matter with your manager and the disciplinary action, up to and including termination. Any suspected Legal Department. incidence of fraud or theft should be reported immediately to your manager, the Legal Department or any other reporting option listed in this Code. *For purposes of this section on conflicts of interest, immediate family members include your spouse, parents, children, siblings, mother and Social Media – We understand the importance of social networking and father-in-law, son and daughter-in-law, brother and sister-in-law, and social media in today’s world. On a business/professional level, social anyone (other than domestic partners) who share your home. media can be an effective communicating tool to market our Company and Steve Madden I Code of Conduct 10

OUR SHAREHOLDERS & COMPANY (cont.) our products, expand our interactions with employees and vendors, and it to the Legal Department, the Audit Committee of the Board of Directors or increase our professional profiles and networks. We expect you to engage any other reporting option listed in this Code. in social networking in a responsible manner. As a general rule, keep in mind that information posted on social networking sites is public. Company Avoiding Insider Trading – You may become aware of important policies, as well as securities laws and other rules and regulations still apply Company information before it is made public. All non-public information when you are using social media sites. Therefore, any information that is (information that has not been disseminated to the public) about the published publicly must comply with this Code. Company is considered confidential information and is considered “material” if it could influence a person’s decision to purchase, sell or hold Accurate Corporate Books & Records – As a publicly-held company, we Company stock (securities). are legally obligated to maintain complete and accurate records. The integrity and accuracy of these records not only aid in internal decision It is both illegal and against Company policy for any employee who is aware making and financial forecasting, but also provide the basis for quarterly of material, non-public information to trade in Company stock (“Insider and annual earnings statements, financial reports and other publicly Trading”). Material information includes, for example, the Company’s disclosed information. anticipated earnings, plans to acquire or sell significant assets and changes in senior executives. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the You may not disclose material, non-public information to any person outside Company’s transactions and must conform both to applicable legal the Company (including family members, friends, business associates, requirements and to the Company’s system of internal controls. You should investors, etc.) who may trade stock or make an investment decision on the never falsify any document, make any intentionally misleading entry in the basis of that information. Company's accounting records or disclosures, or condone any unrecorded or “off the books” accounting practices. The standards involving insider trading and personal trading also apply to your family members who live with you, anyone else who resides in your All business expense accounts must be documented and accurately household and any family members who may consult with you before they recorded. If you are unsure whether a business expense is appropriate, you trade in Company stock. You are responsible for the transactions of any of should ask your manager. All requests for reimbursement must adhere to these individuals and therefore, its is your responsibility to make them the requirements set forth in our Travel & Entertainment Policies. aware of the need to consult with you before they trade in Company stock. If you have a concern about the Company’s financial controls, or are Insider trading may result in severe consequences including civil fines, questioning accounting, auditing or other financial records, you must report criminal penalties, and imprisonment. You should contact the Legal Steve Madden I Code of Conduct 11

OUR SHAREHOLDERS & COMPANY (cont.) Department if you have questions. Officers of the Company, in particular, Gifts, Hospitality & Other Payments – Exchanging reasonable gifts and should consult with the Legal Department regarding the safest times to engaging in business hospitality can build good working relationships with trade in the Company's securities. our customers, vendors and suppliers, but you should exercise good judgment when giving or receiving business-related gifts and/or hospitality. Intellectual Property Rights – Some of our most valuable assets include By providing or accepting gifts or hospitality, it may make it difficult to make intellectual property rights, which are protected by law. Intellectual property objective business decisions and could constitute a conflict of interest. includes trademarks, copyrights, patents, logos and other intangible property. In general, the following should not be offered or accepted: The Company expects others to recognize and respect the intellectual • any gifts, gratuities, kickbacks, bribes, payments or consideration of any property rights we have in our brands and technology, and likewise, we kind that is perceived as an attempt to influence fair and impartial respect the intellectual property rights of others. Therefore, you should judgement never make unauthorized copies of copyrighted, trademarked or patented • non-cash gifts valued at $100.00 or above materials such as books, magazines, newspapers, films, videos, music, • loans (other than loans at customary rates of interest from established websites, products or computer programs. banking or financial institutions) Restricted Information – We are open and transparent about the ways in • favors from any person or organization that does, or is seeking to do, which the Company uses the personal data of our consumers and our business with or establish a relationship with the Company employees. The Company has physical, electronic and procedural • gifts or entertainment that violate any law or regulation safeguards in place to help keep information protected from unauthorized In addition, many of our retail customers have policies that prohibit their use and disclosure. employees from receiving gifts or hospitality from suppliers, such as Steve Company personal records are maintained in a confidential manner in the Madden. Therefore, you must comply with our retail customers policies as Human Resources Department. Personal files are the property of the well. Company, and access to the information they contain is restricted. If you are unsure whether giving or accepting a gift or hospitality is within Generally, only managers who have a legitimate reason to review reason or appropriate, you should contact your manager or the Legal information in a file are allowed to do so with permission. If permission is Department. granted, only relevant information limited in scope is provided by a senior member of the Human Resources Department. Need more information? Review the Information Technology & Security Policy, the Travel & Entertainment Policies. Steve Madden I Code of Conduct 12

OUR BUSINESS PARTNERS

OUR BUSINESS PARTNERS We should always deal with our business partners around the world in a fair It is important to remember that there does not need to be a formal signed manner. We believe transparency is the foundation of successful and long- document for there to be an understanding or agreement that may present standing business partnerships. problems under antitrust laws. Unfair Advantage – You should never take unfair advantage of anyone by Global Trade Laws – We conduct business around the globe, and engaging in unfair practices including, for example, manipulation, therefore must comply with U.S. import and export laws, trade restrictions concealment, falsification, misrepresentation of material facts or any other and anti-boycott laws everywhere in the world, as well as local trade unfair dealing or practice. controls in areas in which we do business. You should never seek or possess proprietary or trade secret information The laws can be complex, and may require us to pay duties and tariffs, that was obtained without the owner’s consent. You should also not acquire a license or submit certain paperwork. There are significant encourage former or current employees of other companies to make such penalties associated with violation of these laws and regulations. If you disclosures to us. suspect that a proposed commercial relationship or transaction may violate one of the laws or are uncertain about the laws, rules and regulations in Antitrust Laws & Competition – Antitrust laws are designed to promote these areas, you should contact the Legal Department. competitive pricing and fair competition in the marketplace. The antitrust laws prohibit, among other things, agreements among competitors on Avoiding Bribery & Corruption – In the U.S. and in many other countries, matters such as price, terms of sale to customers and allocating markets or it is illegal to provide, offer or accept a bribe. Bribery, dishonesty and fraud customers. can take on multiple forms, such as bribing other companies’ officials, embezzlement, kickbacks, alteration of company documents or other When communicating with our competitors, you must not discuss Company fraudulent activities. pricing, arrangements that stabilize prices, credit terms, promotions, discounts, strategic plans, division or allocation of markets, boycotts of The Company prohibits bribery in any form. If you are approached by suppliers or other competitive information. anyone to engage in bribery or other inappropriate business activities, or become aware of someone who plans to engage or is engaged in bribery or Antitrust laws prohibit an agreement or understanding by the seller and other inappropriate business activities, you should contact the Legal customer which sets the price at which the customer will resell the product. Department. Therefore, you must never make any agreement regarding restrictions on resale without obtaining prior legal review. Steve Madden I Code of Conduct 14

OUR BUSINESS PARTNERS (cont.) Foreign Corrupt Practices Act (FCPA) – The FCPA makes it illegal for U.S. persons, including U.S. companies and their subsidiaries, officers, directors, employees and agents to bribe foreign officials. You must never offer, promise or provide anything of value to a government official in order to obtain or retain business. This principle applies to all employees worldwide, regardless of location. You also cannot hire a third party such as a consultant, agent or other intermediary to give something of value to influence government action. The consequences of an FCPA violation are severe and can include criminal and civil penalties for the Company, and potential imprisonment for those involved in the violation. If you are uncertain about the Foreign Corrupt Practices Act, you should consult with the Legal Department. Of note, at the time of onboarding, after reviewing the FCPA, all employees are asked to sign the FCPA as a form of acknowledgement and commitment to comply. Need more information? Review the Foreign Corrupt Practices Act Compliance Policy which can be found on you ADP dashboard at https://my.adp.com. Steve Madden I Code of Conduct 15

OUR PART IN THE COMMUNITY

OUR PART IN THE COMMUNITY As a leader in the fashion footwear industry, we are committed to operating opinions of others and do not promote any personal political views at work. as a responsible corporate citizen. Because this participation should reflect your own interest and viewpoint, it should be done on your own time and with your own resources. Social Responsibility – Our community and employees are at the forefront of our decision making. We are committed to supporting our Political activity is carefully regulated by law and there are strict guidelines communities, promoting human rights and advancing corporate against employees participating in political activity on behalf of the Company. If you express your political opinion in a public forum, you should responsibility. We expect all of our business partners to do the same make it clear that you are not speaking on behalf of the Company or that around the world. the Company supports your views. Also, if you contribute to a political campaign, make certain that you do not state or imply that the contribution Environment – We believe in doing business that not only helps our is from the Company. Except as specifically permitted by law and expressly community and our environment, but also inspires our employees and authorized by Company policy, no Company funds will be used to make customers. We are working on a company-wide program that is committed contributions or payments to political candidates or causes. to reducing the environmental impact of our operations and the manufacturing of our products. At a minimum, we must all support this goal Communicating with the Public & Media – In general, only the by complying with applicable environmental policies and laws. Company’s spokespersons should represent the Company to the public or media. Please direct all media inquiries to our Investor Relations Commitment to Human Rights – We support the protection of human Department at InvestorRelations@stevemadden.com. rights and strive to conduct our global business operations accordingly. This includes prohibiting human trafficking, forced labor and the exploitation of children. We do not recruit child labor and we strongly support the eradication of such practices. Need more information? Review Steve Madden’s Global Human Rights Policy. Engaging in Political Activities – We are all encouraged to get involved with issues that are important to us. The Company encourages individual participation in the political process, but we ask that you respect the Steve Madden I Code of Conduct 17

ENFORCEMENT OF THE CODE

ENFORCMENT THE CODE The Company’s General Counsel will have primary authority and 24/7Whistleblower Hotline – You may report any concern about responsibly for the enforcement of this Code, subject to the supervision of inappropriate conduct to the Employee Hotline, operated by an outside the Nominating/Corporate Governance Committee and in the case of Company providing similar services to 85% of the Fortune 500 companies. accounting, internal controls or auditing matters, the Audit Committee of the To contact the hotline, call toll-free using the following: Board of Directors. 1-877-446-4612 ext. 10777 Investigation & Response – You are expected to comply with all of the provisions of this Code. The Company encourages you to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. This Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action up to and including termination of employment. No Retaliation – Open communications of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in You may also fill out a complaint form available in the public employee folders, on your ADP dashboard at https://my.adp.com and accessible good faith. during mandatory harassment training. Forms should be sent to the Human Waivers of the Code – The Company may elect to waive certain provisions Resources Department for documentation, investigative inquiries and follow-up resolutions. of this Code on a case-by-case basis. Any employee who would like to request a waiver of one or more of the provisions of this Code should raise Information Resources – Policies and procedures referred to throughout the matter with the Legal Department. Waivers for executive officers of the this Code are available on your ADP dashboard at https://my.adp.com, the Company may be granted only by the Nominating/Corporate Governance Employee Handbook or by contacting Human Resources or the Legal Committee of the Board of Directors and the Company will disclose any Department. such waiver and the reasons therefore in accordance with legal and regulatory requirements. Thank you in advance for complying with and living by this Code. Steve Madden I Code of Conduct 19